                                                                    EXHIBIT 99.1



ENCORE ACQUISITION COMPANY ANNOUNCES YEAR END 2002 RESERVES AND FINDING AND DEVELOPMENT COSTS; REPLACES 392% OF 2002 PRODUCTION

FORT WORTH, Texas - January 28, 2002 - Encore Acquisition Company ("Encore") (NYSE: EAC) announced today that proved reserves at December 31, 2002, were
128.3 million barrels of oil equivalent ("MMBOE"). This is an increase of 23% compared with year-end 2001 proved reserves of 104.0 MMBOE and replaces 392% of 2002 production.

The Company's results are attributable to continued success with the drill bit as well as acquisitions in the Permian and Paradox Basins. Drilling capital for 2002 totaled $80.3 million, with finding and development costs of $5.93/BOE. Including acquisition capital of $78.5 million, the "all in" costs of reserve additions was $5.48/BOE, unadjusted for revisions. Revisions of prior reserve estimates were a positive 2.7 MMBOE and production was 7.4 MMBOE.

The 128.3 MMBOE of proved reserves are 87% oil and 82% proved developed producing. The reserve-to-production ratio is 17.3 years and 14.3 years for total proved reserves and proved developed producing, respectively.

As previously announced, Encore will release fourth quarter and full year audited results on February 11, 2003, after the market closes and will host a conference call and webcast at 11:00 a.m. CST on February 12, 2003. The conference call can be accessed by dialing 800.289.0746 and supplying the title "Encore Acquisition Company Fourth Quarter Conference Call" and the webcast can be assessed via http://www.encoreacq.com.

Organized in 1998, Encore is a growing independent energy company engaged in the acquisition, development and exploitation of North American oil and natural gas reserves. Encore's oil and natural gas reserves are located in the Williston Basin of Montana and North Dakota, the Permian Basin of Texas and New Mexico, the Anadarko Basin of Oklahoma, the Powder River Basin of Montana and the Paradox Basin of Utah.

This press release includes forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events based on assumptions and estimations that management believes are reasonable given currently available information. However, the assumptions of management and the future performance of Encore are both subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect Encore's business include, but not limited to: amount, nature and timing of capital expenditures; drilling of wells; timing and amount of future production of oil and natural gas; operation hazards; operating costs and other expenses and marketing of oil and natural gas. Actual results could differ materially from those presented in the forward-looking statements. Encore undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in Encore's filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

CONTACTS:

MORRIS B. SMITH
EXECUTIVE VICE PRESIDENT AND CFO
817-339-0908

RANI M. WAINWRIGHT
ASSISTANT TREASURER
817-339-0919